Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2011 Third Quarter Results

JOHANNESBURG, May 5, 2011 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three and nine months ended March 31, 2011 (“3Q 2011”). Revenue for 3Q 2011 was $92.8 million, a year over year increase of 28% in US dollars (“USD”) and 19% in constant currency. During 3Q 2011, net loss under US generally accepted accounting principles (“GAAP”) was $21.6 million versus net income of $18.8 million for the three months ended March 31, 2010 (“3Q 2010”). GAAP loss per share for 3Q 2011 was $0.47 versus GAAP earnings per share of $0.41 a year ago. Fundamental earnings per share for 3Q 2011 was $0.38 compared to $0.51 for 3Q 2011, representing a decrease of 26% in USD and 31% in constant currency.

Revenue during year to date fiscal 2011 (“F2011”) was $246.1 million, a year over year increase of 16% in US dollars (“USD”) and 8% in constant currency compared to year to date fiscal 2010 (“F2010”). During F2011, net loss under GAAP was $4.2 million versus net income of $56.0 million for F2010. Loss per share under GAAP during F2011 was $0.09 versus earnings per share of $1.20 a year ago, a decline of 108% in USD and 107% in constant currency. Fundamental earnings per share for F2011 was $1.13 compared to $1.47 for F2010, representing a decrease of 23% in USD and 29% in constant currency.

Summary Financial Metrics

	Three months ended March 31,
			% change	% change
	2011	2010	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	92,758	72,291	28%	19%
GAAP net (loss) income	(21,562)	18,772	(215)%	(206)%
Fundamental net income (1)	17,144	23,189	(26)%	(31)%
GAAP (loss) earnings per share ($)	(0.47)	0.41	(222)%	(213)%
Fundamental earnings per share ($) (1)	0.38	0.51	(26)%	(31)%
Fully-diluted shares outstanding (‘000’s)	45,559	45,643	0%
Average period USD/ ZAR exchange rate	6.99	7.53	(7)%

	Nine months ended March 31,
			% change	% change
	2011	2010	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	246,052	211,669	16%	8%
GAAP net (loss) income	(4,185)	55,997	(107)%	(107)%
Fundamental net income (1)	51,176	68,327	(25)%	(30)%
GAAP (loss) earnings per share ($)	(0.09)	1.20	(108)%	(107)%
Fundamental earnings per share ($) (1)	1.13	1.47	(23)%	(29)%
Fully-diluted shares outstanding (‘000’s)	45,489	46,725	(3)%
Average period USD/ ZAR exchange rate	7.09	7.62	(7)%

(1) Fundamental net income and earnings per share is GAAP net (loss) income and (loss) earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, transaction-related costs and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for 3Q 2011 and F2011 also excludes an impairment loss, net of deferred taxes, and amortization of facility fees related to the KSNET acquisition.

The following factors impacted the comparability of our 3Q 2011 and 3Q 2010 results:

  Impairment loss related to Net1 UTA customer relationships: The Company recorded an impairment loss of $41.8 million related to Net1 UTA’s customer relationships, which resulted in an operating loss for the quarter. The Company also reversed a deferred tax liability of $10.4 million associated with these customer relationships. As a result, the Company’s reported net income was reduced by $31.3 million;

  SASSA price and volume reductions: The Company’s contract with SASSA has reduced its revenue and operating income, before impairment loss, as a result of the previously announced price and volume reductions;

  Favorable impact from the weakness of the US dollar: The US dollar depreciated by 7% compared to the ZAR during the third quarter of fiscal 2011 compared to fiscal 2010 which positively impacted the Company’s reported results;

Exhibit 99.1

  Increased revenue from KSNET at lower operating margins than the Company’s legacy businesses, before acquired intangible asset amortization: The KSNET acquisition increased the Company’s revenue during the entire third quarter of fiscal 2011, however, because KSNET has an operating margin that is lower than the Company’s legacy businesses, before acquired intangible asset amortization, it reduced the Company’s overall operating margin. The inclusion of KSNET in the Company’s results has also contributed to the increase in selling, general and administration and depreciation and amortization expenses;

  Increased transaction volumes at EasyPay: Reported results were favorably impacted by increased transaction volumes at EasyPay resulting from growth in value-added services;

  Lower revenue and operating loss generated by MediKredit: MediKredit’s revenue for the third quarter of fiscal 2011 was lower than the comparable period due to the inclusion in the third quarter of fiscal 2010 of claims processing support fees received from a customer it lost in late calendar 2009 and which contractually continued to pay fees through the end of April 2010. MediKredit generated an operating loss during the third quarter of fiscal 2011, in line with the Company’s expectations;

  Increased revenue from FIHRST at lower operating margins than other SA transaction-based activity business:
  FIHRST increased the Company’s revenue during the third quarter of fiscal 2011, however, because FIHRST has an operating margin that is lower than the Company’s other SA transaction-based activity businesses, it negatively impacted the Company’s overall operating margin. The inclusion of FIHRST in the Company’s results has also contributed to the increase in selling, general and administration expense;

  Increased user adoption in Iraq: The Company recorded increased transaction revenues at NUETS from the adoption of the Company’s UEPS technology in Iraq;

  Lower revenues and margins from hardware, software and related technology sales segment: The hardware, software and related technology sales segment was adversely impacted by lower revenues at NUETS, partially offset by increased sales by Net1 UTA;

  Intangible asset amortization related to acquisitions: Reported results were adversely impacted by additional intangible asset amortization of approximately $3.1 million related to the acquisition of KSNET in the second quarter of fiscal 2011, as well as FIHRST during the third quarter of fiscal 2010;

  Lower interest income and increased interest expense resulting from KSNET acquisition: Reported results were adversely impacted by lower interest income due to the payment of a portion of the KSNET purchase price in cash and increased interest expense due to the payment of a portion of the KSNET purchase price utilizing long-term debt; and

  Non-recurring items included in selling, general and administration expense: During the third quarter of fiscal 2011, the Company incurred transaction-related expenses of $0.5 million, primarily for the acquisition of KSNET.

Comments and Outlook

“Our results for the third quarter of fiscal 2011 represent the performance by our established businesses, namely pension and welfare, KSNET and EasyPay, which were consistent with management’s expectations, as well as investments in Net1 Virtual Card and MediKredit to drive accelerating growth in those businesses,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We are disappointed though not surprised with the decision by one of Net1 UTA’s largest customers to transition away from the DUET platform given our focus on transitioning to a transaction based revenue stream as opposed to the sale of hardware and software, which may not always be the preferred model by all customers. However, this customer decision together with uncertainty surrounding the timing and quantum of Net1 UTA’s future net cash inflows, resulted in the evaluation and subsequent write down of its intangible assets related to customer relationships during 3Q11. We have taken actions to return Net1 UTA to at least break even in the near term and remain cautiously optimistic about its prospects given its pipeline of opportunities. In April 2011, SASSA issued its new long-term tender for the distribution of social grants in South Africa. Our current contract with SASSA currently continues through September 30, 2011, and as previously discussed, SASSA expects to conclude its evaluation process prior to that time,” he concluded.

“We remain comfortable with our Fundamental EPS guidance of at least $1.50 on a constant currency basis for fiscal 2011. We continue to expect KSNET to be accretive to Fundamental EPS for fiscal 2011, but it is too soon to provide guidance on such level of accretion,” said Herman Kotzé, Chief Financial Officer of Net1.

Results of Operations

Net1’s frequently asked questions and operating metrics will be updated and posted on the Company’s website (www.net1.com).

Exhibit 99.1

SA transaction-based activities

SA transaction-based activities revenue was $47.3 million, down 7% compared with 3Q 2010 in USD and 14% lower on a constant currency basis. In ZAR, the decrease in revenue was primarily due to the new SASSA contract at lower economics, which was partially offset by increased transaction volumes at EasyPay and the inclusion of FIHRST. Operating income margin of the Company’s SA transaction-based activities decreased to 39% from 53% a year ago. The decrease was primarily due to the lower revenues generated under the SASSA contract, additional intangible asset amortization related to the acquisition of MediKredit and FIHRST and lower margins at MediKredit and FIHRST compared with the Company’s legacy SA transaction-based activities. Excluding amortization of acquisition-related intangibles, 3Q 2011 segment operating margin was 42% compared with 55% during 3Q 2010.

International transaction-based activities

KSNET is the largest contributor to the international transaction-based activities segment. International transaction-based activities revenue was $24.6 million and segment operating margin was 3% in 3Q 2011. Excluding the amortization of intangibles but including the start up costs related to the launch of Virtual Card in the United States, segment operating margin was 16%.

Smart card accounts

Smart card account revenue was $8.3 million, up 4% compared with 3Q 2010 in USD and 3% lower on a constant currency basis. Operating margin for the segment remained consistent at 45%.

Financial services

Financial services revenue was $2.2 million, up 89% compared with 3Q 2010 in USD and 75% higher on a constant currency basis, principally due to an increase in lending activities. Operating margin for this segment increased to 78% from 72% in 3Q 2010 largely as a result of the increased lending activities.

Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $10.4 million, down 16% compared with 3Q 2010 in USD and 22% lower on a constant currency basis. The decrease in revenue and operating income for 3Q 2011 was primarily due lower revenues generated by NUETS and other hardware businesses but partially offset by increased sales at Net1 UTA. Excluding amortization of all intangibles and the impairment loss, segment operating margin was (3)% compared to 5% during 3Q 2010.

Cash flow and liquidity

At March 31, 2011, the Company had cash and cash equivalents of $89 million, down from $154 million at June 30, 2010. The decrease in cash was due primarily to the use of approximately $124.3 million to fund a portion of the KSNET purchase price and the payment of STC of $14.7 million incurred related to dividends paid from South Africa to the United States connected with the KSNET transaction. For 3Q 2011, the Company generated net cash flow of $28.3 million for operating activities, compared to $31.7 million in 3Q 2010. The decrease in operating cash flow resulted mainly from the SASSA price and volume reductions which were effective July 1, 2010. Capital expenditures for 3Q 2011 and 2010 were $4.7 million and $1.0 million, respectively. During 3Q 2011, the Company did not repurchase any shares under its $100 million authorization.

Use of Non-GAAP Measures

US securities laws require that when the Company publishes any non-GAAP measures, it discloses the reason for using the non-GAAP measure and provides reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

The Company’s GAAP net (loss) income and (loss) earnings per share for 3Q 2011 and 3Q 2010 include amortization of intangible assets, transaction-related costs and stock-based compensation. In addition, GAAP net (loss) income and (loss) earnings per share for 3Q 2010 and F2011 includes an impairment loss and facility fee amortization related to the KSNET acquisition. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Exhibit 99.1

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of the Company’s listing on the JSE. HEPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net (loss) income adjusted for impairment losses, net of taxes, and the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between the Company’s net (loss) income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review third quarter results on May 6, 2011 at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 27, 2011.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$92,758	$72,291	$246,052	$211,669
EXPENSE
Cost of goods sold, IT processing, servicing and support	29,302	17,910	76,551	55,652
Selling, general and administration	32,618	22,381	91,707	58,987
Depreciation and amortization	11,192	5,141	25,188	14,384
Impairment loss	41,771	-	41,771	-
OPERATING (LOSS) INCOME	(22,125)	26,859	10,835	82,646
INTEREST (EXPENSE) INCOME, net	(955)	2,206	(199)	6,470
(LOSS) INCOME BEFORE INCOME TAXES	(23,080)	29,065	10,636	89,116
INCOME TAX (BENEFIT) EXPENSE	(1,603)	10,441	14,440	32,964
NET (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE LOSS FROM EQUITY- ACCOUNTED INVESTMENTS	(21,477)	18,624	(3,804)	56,152
LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(127)	(44)	(509)	(425)
NET (LOSS) INCOME	(21,604)	18,580	(4,313)	55,727
ADD NET LOSS ATTRIBUTABLE TO NON- CONTROLLING INTEREST	(42)	(192)	(128)	(270)
NET (LOSS) INCOME ATTRIBUTABLE TO NET1	$(21,562)	$18,772	$(4,185)	$55,997
Net (loss) income per share, in United States dollars
Basic (loss) earnings attributable to Net1 shareholders	($0.47)	$0.41	($0.09)	$1.20
Diluted (loss) earnings attributable to Net1 shareholders	($0.47)	$0.41	($0.09)	$1.20

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2011	2010
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$88,890	$153,742
Pre-funded social welfare grants receivable	3,199	6,660
Accounts receivable, net of allowances of – March: $398; June: $807	75,125	41,854
Finance loans receivable	8,514	4,221
Inventory	7,113	3,622
Deferred income taxes	18,748	16,330
Total current assets before settlement assets	201,589	226,429
Settlement assets	146,441	83,661
Total current assets	348,030	310,090
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – March: $46,189; June: $35,271	33,861	7,286
EQUITY-ACCOUNTED INVESTMENTS	1,893	2,598
GOODWILL	187,026	76,346
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – March: $31,764; June: $34,226	147,922	68,347
OTHER LONG-TERM ASSETS, including available for sale securities	21,640	7,423
TOTAL ASSETS	740,372	472,090
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	454	-
Accounts payable	16,101	3,596
Other payables	62,471	50,855
Current portion of long-term borrowings	7,347	-
Income taxes payable	12,771	3,476
Total current liabilities before settlement obligations	99,144	57,927
Settlement obligations	146,441	83,661
Total current liabilities	245,585	141,588
DEFERRED INCOME TAXES	58,698	38,858
LONG-TERM BORROWINGS	115,205	-
OTHER LONG-TERM LIABILITIES, including non-controlling interest loans	1,029	4,343
TOTAL LIABILITIES	420,517	184,789
COMMITMENTS AND CONTINGENCIES	-	-
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - March: 45,535,353; June: 45,378,397	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2011: -; 2010: -	-	-
ADDITIONAL PAID-IN-CAPITAL	139,211	133,543
TREASURY SHARES, AT COST: March: 13,149,042; June: 13,149,042	(173,671)	(173,671)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(36,900)	(66,396)
RETAINED EARNINGS	388,158	392,343
TOTAL NET1 EQUITY	316,857	285,878
NON-CONTROLLING INTEREST	2,998	1,423
TOTAL EQUITY	319,855	287,301
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$740,372	$472,090
(A) – Derived from audited financial statements

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2011	2010	2011	2010
	(In thousands)		(In thousands)
Cash flows from operating activities
Net (loss) income	$(21,604)	$18,580	$(4,313)	$55,727
Depreciation and amortization	11,192	5,141	25,188	14,384
Impairment loss	41,771	-	41,771	-
Loss from equity-accounted investments	127	44	509	425
Fair value adjustments	417	183	655	12
Interest payable	1,406	74	1,546	229
(Loss) Profit on disposal of property, plant and equipment	(2)	29	(10)	31
Stock-based compensation charge	1,597	1,400	4,593	4,254
Facility fee amortized	113	-	1,841	-
Decrease (Increase) in accounts receivable, pre- funded social welfare grants receivable and finance loans receivable	3,896	(3,314)	2,648	2,736
Decrease (Increase) in deferred expenditure on smart cards	-	55	-	(5)
(Increase) Decrease in inventory	(229)	(221)	(163)	2,465
(Decrease) Increase in accounts payable and other payables	(6,060)	1,325	(2,283)	(8,017)
Increase (Decrease) in taxes payable	7,140	7,343	5,910	7,027
(Decrease) Increase in deferred taxes	(11,500)	1,070	(24,438)	3,181
Net cash provided by operating activities	28,264	31,709	53,454	82,449
Cash flows from investing activities
Capital expenditures	(4,679)	(984)	(9,458)	(2,310)
Proceeds from disposal of property, plant and equipment	10	62	28	124
Advance of loans to equity-accounted investment	-	-	(375)	-
Repayment of loan by equity-accounted investment	33	-	440	-
Acquisition of KSNET, net of cash acquired	-	-	(230,225)	-
Acquisition of MediKredit, net of cash acquired	-	(981)	-	(981)
Net change in settlement assets	7,397	280	(39,788)	280
Net cash provided by (used in) investing activities	2,761	(1,623)	(279,378)	(2,887)
Cash flows from financing activities
Loan portion related to options	-	-	20	720
Treasury stock acquired	-	-	-	(126,304)
Long-term borrowings obtained	-	-	116,353	-
Facilities fees paid	-	-	(3,088)	-
Acquisition of remaining 19.9% of Net1 UTA	-	-	(594)	-
Repayment of short-term borrowings	(7,124)	-	(6,705)	(137)
Net change in settlement obligations	(7,397)	(280)	39,788	(280)
Net cash (used in) generated from financing activities	(14,521)	(280)	145,774	(126,001)
Effect of exchange rate changes on cash	1,003	1,664	15,298	9,994

Net increase (decrease) in cash and cash equivalents	17,507	31,470	(64,852)	(36,445)
Cash and cash equivalents – beginning of period	71,383	152,871	153,742	220,786
Cash and cash equivalents – end of period	$88,890	$184,341	$88,890	$184,341

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating margin:

Three months ended March 31, 2011 and 2010 and December 31, 2010

						Change – constant
				Change - actual		exchange rate(1)
				Q3 ‘11	Q3 ‘11	Q3 ‘11	Q3 ‘11
Key segmental data, in ’000, except				vs	vs	vs	vs
margins	Q3 ‘11	Q3 ‘10	Q2 ‘11	Q3 ‘10	Q2 ‘11	Q3 ‘10	Q2 ‘11
Revenue:
SA transaction-based activities	$47,313	$50,854	$46,588	(7)%	2%	(14)%	2%
International transaction-based activities	24,627	-	16,950	nm	nm	nm	nm
Smart card accounts	8,288	7,956	8,434	4%	(2)%	(3)%	(1)%
Financial services	2,168	1,149	1,623	89%	34%	75%	34%
Hardware, software and related technology sales	10,362	12,332	15,416	(16)%	(33)%	(22)%	(32)%
Total consolidated revenue	$92,758	$72,291	$89,011	28%	4%	19%	5%

Consolidated operating income (loss):
SA transaction-based activities	$18,309	$26,837	$18,547	(32)%	(1)%	(37)%	(1)%
International transaction-based activities	780	-	327	nm	139%	nm	nm
Operating income excluding amortization	3,904	-	2,359	nm	65%	nm	nm
Amortization of intangible assets	(3,124)	-	(2,032)	nm	54%	nm	nm
Smart card accounts	3,767	3,616	3,832	4%	(2)%	(3)%	(1)%
Financial services	1,701	831	1,231	105%	38%	90%	39%
Hardware, software and related technology sales	(44,584)	(1,798)	(319)	nm	nm	nm	nm
Corporate/ Eliminations	(2,098)	(2,627)	(1,644)	(20)%	28%	(26)%	28%
Total operating (loss) income	$(22,125)	$26,859	$21,974	(182)%	(201)%	(176)%	(201)%

Operating income margin (%)
SA transaction-based activities	39%	53%	40%
International transaction-based activities	3%	-	2%
International transaction-based activities excluding amortization	16%	-	14%
Smart card accounts	45%	45%	45%
Financial services	78%	72%	76%
Hardware, software and related technology sales	(430)%	(15)%	(2)%
Overall operating margin	(24)%	37%	25%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2011 also prevailed during the third quarter of fiscal 2010 and the second quarter of fiscal 2011.

Exhibit 99.1

Nine months ended March 31, 2011 and 2010

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			Q3 ‘11	Q3 ‘11
Key segmental data, in ’000, except			vs	vs
margins	Q3 ‘11	Q3 ‘10	Q3 ‘10	Q3 ‘11
Revenue:
SA transaction-based activities	$138,323	$141,247	(2)%	(9)%
International transaction-based activities	42,047	-	nm	nm
Smart card accounts	24,692	24,167	2%	(5)%
Financial services	5,039	2,799	80%	67%
Hardware, software and related technology sales	35,951	43,456	(17)%	(23)%
Total consolidated revenue	$246,052	$211,669	16%	8%

Consolidated operating income (loss):
SA transaction-based activities	$54,295	$80,238	(32)%	(37)%
International transaction-based activities	896	-	nm	nm
Operating income excluding amortization	6,052	-	nm	nm
Amortization of intangible assets	(5,156)	-
Smart card accounts	11,221	10,985	2%	(5)%
Financial services	3,861	1,908	102%	88%
Hardware, software and related technology sales	(47,563)	(1,851)	nm	nm
Corporate/ Eliminations	(11,875)	(8,634)	38%	28%
Total operating income	$10,835	$82,646	(87)%	(88)%

Operating income margin (%)
SA transaction-based activities	39%	57%
International transaction-based activities	2%	-
International transaction-based activities excluding amortization	11%	-
Smart card accounts	45%	45%
Financial services	77%	68%
Hardware, software and related technology sales	(132)%	(4)%
Overall operating margin	4%	39%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during year to date fiscal 2011 also prevailed during year to date fiscal 2010.

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended March 31, 2011 and 2010

	Net (loss)		(LPS) EPS,		Net (loss)		(LPS) EPS,
	income		basic		income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2011	2010	2011	2010	2011	2010	2011	2010

GAAP	(21,562)	18,772	(0.47)	0.41	(150,617)	141,431	(3.31)	3.12

Amortization of intangible assets(1)	5,133	2,733			35,857	20,595
Customer relationships	4,289	3,192			29,958	24,053
Software and unpatented technology	2,428	430			16,964	3,239
Trademarks	217	90			1,517	679
Database	73	67			507	507
Deferred tax benefit	(1,874)	(1,046)			(13,089)	(7,883)
Stock-based charge(2)	1,596	1,401			11,149	10,555
Impairment loss, net	31,339	-			218,912	-
Facility fees for KSNET debt	113	-			789	-
Acquisition-related costs.	525	283			3,666	2,135
Fundamental	17,144	23,189	0.38	0.51	119,756	174,716	2.63	3.85

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Nine months ended March 31, 2011 and 2010

	Net (loss)		(LPS) EPS,		Net (loss)		(LPS) EPS,
	income		basic		income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2011	2010	2011	2010	2011	2010	2011	2010

GAAP	(4,185)	55,997	(0.09)	1.20	(29,668)	426,961	(0.65)	9.18

Amortization of intangible assets(1)	12,049	7,694			85,421	58,658
Customer relationships	10,571	9,775			74,939	74,526
Software and unpatented technology	5,325	425			37,745	3,239
Trademarks	485	267			3,440	2,036
Database	214	66			1,520	507
Deferred tax benefit	(4,546)	(2,839)			(32,223)	(21,650)
Stock-based charge(2)	4,590	4,254			32,539	32,435
Loss on FEC, net of tax	(114)	-			(808)	-
Impairment loss, net	31,339				222,165
Facility fees for KSNET debt	1,841	-			13,053	-
Acquisition-related costs.	5,656	382			40,095	2,911
Fundamental	51,176	68,327	1.13	1.47	362,797	520,965	7.99	11.20

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net (loss) income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended March 31, 2011 and 2010

	2011	2010

Net (loss) income (USD’000)	(21,562)	18,772
Adjustments:
Impairment loss (USD’000)	41,771	-
(Profit) Loss on sale of property, plant and equipment (USD’000)	(2)	29
Tax effects on above (USD’000)	(10,431)	(10)

Net income used to calculate headline earnings (USD’000)	9,776	18,791

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,452	45,378

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,559	45,643

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	22	41
Diluted earnings – common stock and linked units, in US cents	21	41

Nine months ended March 31, 2011 and 2010

	2011	2010

Net (loss) income (USD’000)	(4,185)	55,997
Adjustments:
Impairment loss (USD’000)	41,771	-
(Profit) Loss on sale of property, plant and equipment (USD’000)	(10)	31
Tax effects on above (USD’000)	(10,429)	(11)

Net income used to calculate headline earnings (USD’000)	27,147	56,017

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,423	46,532

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,489	46,725

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	60	120
Diluted earnings – common stock and linked units, in US cents	60	120